UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2011

DITECH NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26209	94-2935531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 E. Middlefield Road

Mountain View, Ca. 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 623-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Benefit Plan

On December 9, 2011, the Board of Directors of Ditech Networks, Inc. amended and restated the Ditech Networks, Inc. Amended and Restated Severance Benefit Plan primarily to revise the cash severance to Kenneth Naumann, the Ditech Networks, Inc. Chief Executive Officer, as follows:  in the event of a termination of Mr. Naumann’s employment other than for “cause” not in connection with a “change in control,” Mr. Naumann’s cash severance was increased from six months to twelve months base salary; and in the event of a termination of Mr. Naumann’s employment other than for “cause” or a “constructive termination” of Mr. Naumann’s employment within one month prior to, or 12 months following, a “change in control,” Mr. Naumann’s cash severance was increased from eight months to 18 months base salary and bonus.  In both cases, the amount of COBRA benefits Mr. Naumann would be entitled to receive was increased to 18 months.  In addition, various other minor revisions were made, primarily to update provisions relating to tax regulations. The Ditech Networks, Inc. Amended and Restated Severance Benefit Plan had not been previously amended in connection with Mr. Naumann’s promotion to Chief Executive Officer.

Restricted Stock Units

On December 9, 2011, the Compensation Committee of the Board of Directors of Ditech Networks, Inc. adopted a form of restricted stock unit agreement (“RSU Agreement”) for use with grants to executive officers and employees, which form of RSU Agreement contains dividend equivalent rights.

In addition, on December 9, 2011, the Compensation Committee of the Board of Directors of Ditech Networks, Inc. granted restricted stock units (“RSUs”) to acquire shares of the company’s common stock to the three executive officers of the company pursuant to the terms of the RSU Agreement, as follows: Kenneth Naumann, the company’s Chief Executive Officer, 400,000 shares; William Tamblyn, the company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer, 200,000 shares; and Karl Brown, the company’s Vice President of Marketing, 125,000 shares.  The RSUs vest with respect to 1/3 of the grant after one year, and each six months thereafter in equal installments over the remaining two years of the grant (vesting starting from Mr. Naumann’s appointment as Chief Executive Officer in the case of Mr. Naumann).  Upon vesting, the shares subject to RSUs will be issued to the holders of the RSUs.

Item 8.01.  Other Events.

On December 12, 2011, the Board of Directors of Ditech Networks, Inc. amended the cash compensation arrangements for outside directors by (1) eliminating the retainers for each of the Chairman of the Compensation Committee and the Chairman of the Corporate Governance and Nominating Committee, and (b) eliminating the payment of per meeting fees.  As a result, the only cash compensation payable to outside directors is an annual retainer of $25,000, an additional annual retainer of $15,000 for the Chairman of the Board, and an additional annual retainer of $7,500 for the Chairman of the Audit Committee.

Concurrent with the reduction in cash compensation to outside directors, the Board of Directors of Ditech Networks, Inc. amended the standard equity compensation arrangements for outside directors to add annual grants of restricted stock units covering 10,000 shares of common stock of Ditech Networks, Inc.  The first such annual grant to each outside director was made on December 12, 2011, and each succeeding annual grant to each outside director will be made at each annual meeting of stockholders beginning with the 2012 Annual Meeting of Stockholders.  Each such grant will vest on the date of the next annual meeting or one year anniversary of the grant date (September 16, 2012, in the case of the December 12, 2012 grant), whichever occurs earlier.  Each such grant will be made pursuant to the form of restricted stock unit agreement adopted by the Board of Directors for use with grants to outside directors, which form of restricted stock unit agreement contains dividend equivalent rights.

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Severance Benefit Plan.
10.2	Form of Restricted Stock Unit Agreement with Dividend Equivalent Rights for Officers and Employees
10.3	Form of Restricted Stock Unit Agreement with Dividend Equivalent Rights for Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DITECH NETWORKS, INC.

Dated: December 13, 2011	By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Severance Benefit Plan.
10.2	Form of Restricted Stock Unit Agreement with Dividend Equivalent Rights for Officers and Employees
10.3	Form of Restricted Stock Unit Agreement with Dividend Equivalent Rights for Directors